                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 Schedule 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No.     )*
                                           -----

                               MILLER INDUSTRIES
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   600551105
                        ------------------------------
                                (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

                               Page 1 of 4 Pages
                                        ---

  CUSIP No.  600551105                13G                      Page 2 of 4 Pages
             ---------


-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Account Management Corporation
      04-2324575

-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             5,011,300

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          5,011,300
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
                          10.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      Investment Advisor (including its Profit Sharing Plan, its officers and their families)
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1   (a) Name of Issuer:

               Miller Industries
         -----------------------------------------------------------------

Item 1   (b) Address of Issuer's Principal Executive Offices:

               8503 Hilltop Drive
               Ooltewah, TN  37363
         -----------------------------------------------------------------

Item 2   (a) Name of Person Filing:

               Account Management Corporation
         -----------------------------------------------------------------

Item 2   (b) Address of Principal Business Office:

               2 Newbury Street
               Boston, MA  02116
         -----------------------------------------------------------------

Item 2   (c) Citizenship:

               Massachusetts
         -----------------------------------------------------------------

Item 2   (d) Title of Class of Securities

               Common Stock
         -----------------------------------------------------------------

Item 2   (e) CUSIP Number:

               600551105
         -----------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

     (e) [X] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4. Ownership

     (a) Amount Beneficially Owned:

               5,011,300
         -----------------------------------------------------------------
     (b) Percent of Class:

               10.8%
         -----------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:     -0-
                                                         -----------

         (ii)  shared power to vote or to direct the vote      -0-
                                                           -----------

         (iii) sole power to dispose or to direct the disposition of

                                      5,011,300
               -----------------------------------------------------

               -----------------------------------------------------
         (iv)  shared power to dispose or to direct the disposition of

                                             -0-
               -----------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               N/A

Item 8.  Identification and Classification of Members of the Group.

               N/A

Item 9.  Notice of Dissolution of a Group.

               N/A

Item 10. Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


Signature.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct. The undersigned, on behalf of themselves, their investment firm and its profit sharing plan, have agreed to file as a group.


Date:          May 10, 1999

                                              /s/ Richard C. Albright
                                              ----------------------------------
                                              Richard C. Albright


                                              /s/ Peter deRoetth
                                              ----------------------------------
                                              Peter deRoetth


                                              /s/ Peter deRoetth
                                              ----------------------------------
                                              Peter deRoetth
                                              Account Management Corporation
                                              President


                                              /s/ Richard C. Albright
                                              ----------------------------------
                                              Richard C. Albright
                                              Account Management Corp.
                                              Profit Sharing Plan